Exhibit 99.3

ANALEX ANNOUNCES 2ND QUARTER 2002 EARNINGS
Earnings Conference Call will be Webcast Today

Alexandria, VA, August 7, 2002 – ANALEX CORPORATION (OTC Electronic Bulletin Board: ANLX) today reported revenues of $12.9 million for the second quarter of 2002 compared to revenues of $4.4 million for the prior year quarter, and revenues of $25.9 million for the six months ended June 30, 2002 versus revenues of $8.6 million for the comparable six month period of 2001. The increases are primarily due to significant revenues generated by the business units acquired from the former Analex Corporation as well as increased revenues from biodefense contracts. The Company acquired the former Analex in November 2001, and subsequently merged into it and changed the Company’s name from Hadron, Inc. to Analex Corporation effective July 1, 2002.

“Analex has grown dramatically in revenue, technical capability and overall competitiveness,” said Sterling Phillips, Analex’s President and CEO. “The Company is financially sound with good earnings. We believe Analex Corporation is well positioned to participate in the growth in federal spending in the homeland security and defense market segments,” Mr. Phillips concluded. Ron Alexander, Analex’s Senior Vice President and Chief Financial Officer, added, “Analex’s management team is focused on increasing the profitability of its contracts and enhancing revenues, while continuing to control G&A and overhead costs.”

For the second quarter, Analex reported net income of $204,400 and earnings before interest and taxes (EBIT) of $477,900 compared to net income of $72,400 and EBIT of $106,500 for the quarter ended June 30, 2001. For the six months ended June 30 2002, Analex reported net income of $599,600 and EBIT of $1,166,400 compared to net income of $93,700 and EBIT of $190,200 for the first half of the prior year. The increases in EBIT and net income for the second quarter and first half over the prior year are due to the synergies and improved profitability generated from the business units acquired from the former Analex Corporation.

Second quarter earnings were $0.01 per share based on 17 million fully diluted shares outstanding compared to $0.01 per share for the second quarter last year with only eight million shares outstanding. For the six months ended June 30, 2002, earnings per share increased four-fold to $0.04 with 17 million shares outstanding versus $0.01 per share for the six months ended June 30, 2001, based on eight million shares. The Company’s improving profitability has been achieved primarily through a combination of acquisition and internally generated growth in profits as well as strong control of overhead costs.

As stated above, the Company acquired the former Analex in November 2001, and has reported consolidated financial results since that time. If Analex had been acquired on January 1, 2001, a pro forma comparison of revenues and earnings before interest, taxes depreciation and amortization (EBITDA) for the three months and six months ended June 30, 2002 and 2001 would have been as follows: Second quarter revenues of $12.9 million for 2002 compare to $12 million for 2001, and EBITDA of $551,000 in 2002 compares to $613,200 in 2001. The decrease in the comparative three-month EBITDA figures was due primarily to one-time start-up costs associated with the recently awarded $164 million NASA ELVIS contract. Six month revenues of $25.9 million for 2002 compare to $24.9 million in 2001, and 2002 EBITDA of $1,319,500 compares to $1,173,100 for 2001. EBITDA margins for the first half of 2002 were 5.1% compared to EBITDA margins on a pro-forma basis for the first half of 2001 of 4.7%. This increase in profitability was a reflection of the Company’s focus on achieving greater project profitability while controlling G&A and overhead expenses.

The Company has scheduled a webcast of its earnings conference call for 11:00 a.m. (ET), today, during which management will make a brief presentation of second quarter results and operating trends. A question-and-answer session will follow to further discuss the results. Interested parties can listen to the conference call over the Internet by logging on to Analex’s Website at www.analex.com at the scheduled time and following instructions to sign in for the call. A replay will be available for 30 days over the Internet, and can be accessed through Analex’s homepage. A recorded replay of the conference call and question / answer session will also be available after 2:00 p.m. (ET) today. The replay will be available for 14 days to hear via telephone at 800-642-1687 (reference Conference ID# 5101598).

ANALEX specializes in developing intelligence, systems engineering and biodefense solutions in support of our nation’s security. Analex focuses on designing, developing and testing aerospace products and systems; developing innovative technical solutions for the intelligence community, analyzing and supporting defense systems; and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The Company’s stock trades on the OTC Electronic Bulletin Board under the symbol ANLX. The Company can be found on the Internet at www.analex.com. Analex investor relations can be contacted at (703) 329-9400 or via email at agordon@hadron.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the medical research, pharmaceutical and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Analex Corporation
Selected Financial Data
(unaudited)

Operating Data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2002	2002	2001
Revenues	$12,928,200	$4,357,600	$25,963,700	$8,587,500
EBIT	477,900	106,500	1,166,400	190,200
Net Income	204,400	72,400	599,600	93,700

Net Income Per Share:
Basic	$0.01	$0.01	$0.04	$0.01

Diluted	$0.01	$0.01	$0.04	$0.01

Weighted avg. # shares:
Basic	14,395,177	6,517,780	14,390,477	6,511,787

Diluted	16,997,139	7,985,845	16,887,701	7,882,512

Actual / Pro-forma Comparison:
	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2002	2002	2001
	(actual)	(pro-forma)	(actual)	(pro-forma)
Revenues	$12,928,200	$11,985,400	$25,963,700	$24,919,700
EBITDA	551,000	613,200	1,319,500	1,173,100

Balance Sheet Data:

		June 30, 2002
Total Assets		$29,988,100
Note Payable – Line of Credit		$3,474,000
Note Payable – Bank Term Note		$3,092,000
Total Shareholders Equity		$12,163,600

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